Exhibit 15.2

February 26, 2016

Changyou.com Limited

Changyou Creative Industrial Park

65 Bajiao East Road, Shijingshan District

Beijing 100043

People’s Republic of China

Subject: Consent of Haiwen & Partners

We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F of Changyou.com Limited (the “Company”) for the Company’s fiscal year ended December 31, 2015, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2016 (the “Form 20-F”).

We also hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Business Overview – PRC Regulation” and “Organizational Structure” in the Form 20-F and to the incorporation by reference in the Company’s Registration Statements on Form S-8 (File No. 333-161727 and File No. 333-202065), initially filed with the SEC on September 4, 2009 and February 13, 2015, respectively, of such references to our firm and summaries of our firm’s opinions included under such headings.

Yours faithfully,

/s/ Haiwen & Partners
Haiwen & Partners